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                                                    OMB APPROVAL
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                     Filed pursuant to Section 16(a) of the
                 Securities Exchange Act of 1934, Section 17(a)
                  of the Public Utility Holding Company Act of
                                     1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
================================================================================

1.   Name and Address of Reporting Person*

       BECKWITH                        JAMES                       E.
--------------------------------------------------------------------------------
       (Last)                          (First)                 (Middle)

       2734 E. EL MACERO DRIVE
--------------------------------------------------------------------------------
                                       (Street)

       EL MACERO                          CA                     95618
--------------------------------------------------------------------------------
       (City)                          (State)                  (Zip)

================================================================================
2.   Issuer Name and Ticker or Trading Symbol
     REDWOOD EMPIRE BANCORP (REBC)
================================================================================

3.   IRS or Social Security Number of Reporting Person (Voluntary)

================================================================================
4.   State for Month/Year
     02/03
================================================================================
5.   If Amendment, Date or Original (Month/Year)

================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [   ] Director                                [   ] 10% Owner
     [ x ] Officer (give title below)              [   ] Other (specify below)

           EVP/COO/CFO

================================================================================
7.   Individual or Joint/Group Filing (Check applicable line)

     [ x ] Form filed by one Reporting Person
     [   ] Form filed by more than one Reporting Person
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================

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1. Title of Security    2. Trans-    2A.        3. Trans-    4. Securities Acquired     5. Amount of       6. Owner-    7. Nature
   (Instr. 3)              action    Deemed        action       (A) or Disposed            Securities         ship         of In-
                           Date      Execution     Code         of (D)                     Beneficially       Form:        direct
                                     Date, if     (Instr. 8)    (Instr. 3, 4 and 5)        Owned at           Direct       Bene-
                                     any                                                   Following          (D) or       ficial
                           (Month/   (Month/    --------------------------------------     Reported           Indirect     Owner-
                           Day/      Day/                               (A)                Transaction(s)     (I)          ship
                           Year)     Year)       Code   V      Amount   (D) or  Price      (Instr. 3 and 4)   (Instr. 4)   Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               02-03-03  -           S      V      15,000   D       $18.25     -                  -            -
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

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).


                                                                          (Over)
                                                                 SEC 1474 (9-02)

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 (contined)

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of   2. Conver- 3. Trans-   3A.     4. Trans- 5. Number   6. Date     7. Title   8. Price  9. Number 10. Owner- 11. Na-
   Derivative    sion or    action   Deemed     action    of Deri-    Exer-       and        of        of         ship       ture
   Security      Exercise   Date     Execu-     Code      vative      cisable     Amount     Deriv-    Deriv-     Form       of
   (Instr. 3)    Price      (Month/  tion       (Instr.   Securi-     and Ex-     of         vative    ative      of         In-
                 of         Day/     Date,      8)        ties        piration    Under-     Secur-    Secur-     Deri-      direct
                 Deriv-     Year)    if any               Acquired    Date        lying      ity       ities      vative     Bene-
                 ative               (Month/              (A) or      (Month/     Secur-     (Instr.   Bene-      Secu-      cial
                 Security            Day/                 Disposed    Day/        ities      5)        ficially   rity:      Own-
                                     Year)                of (D)      Year)       (Instr.              Owned      Direct     ership
                                                          (Instr.                 3 and                Follow-    (D)or      Instr.
                                                          3, 4 and                4.                   ing        Indirect   4)
                                                          5                                            Reported   (I)
                                                                                                       Transac-   (Instr.
                                                                                                       tion(s)    4)
                                                                                                       (Instr.
                                             --------------------------------------------------        4)
                                                                                       Amount
                                                                Date                   or
                                                                Exer-   Expir-         Number
                                                                cis-    ation          of
                                             Code  V   (A) (D)  able    Date    Title  Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                    Common
Option Exercise  $13.6667   2-3-03   -       M     V   -   D    6-1-02  6-1-08  Stock  9,000 $13.667   -          -          -
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                    Common
Option Exercise  $6.6250    2-3-03   -       M     V   -   D    4-25-00 4-25-06 Stock  6,000 $6.6250   24,000*    -          -
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

Explanation  of  Responses:

* There remains the sum of 24,000 exercisable stock option shares still available to reporting person.



/s/ James E. Beckwith                                                   2/3/03
-----------------------------------------------------                  ---------
** Signature of Reporting Person                                       Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 7811(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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